THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"), NOR REGISTERED UNDER ANY STATE SECURITIES LAW, AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE PURCHASER.

AGREEMENT FOR THE EXCHANGE OF STOCK

THIS AGREEMENT is made and entered into this 10 day of June, 2015, by and between Amgentech, Inc./TELCOCUBA Inc. a Florida corporation (“Amgentech”), and CaerVision  Global, Inc. (fka American Mineral Group, Inc. and Sungro Minerals, Inc.), a Nevada corporation (“SUGO” or “PURCHASER”).

In consideration of the mutual promises, covenants, representations and warranties contained herein, and other good and valuable consideration, and with the intent that, upon consummation of the transactions contemplated hereby, on the terms set forth herein, Amgentech shall become a wholly owned subsidiary of SUGO each of the parties hereto agrees as follows:

1.

EXCHANGE OF SECURITIES. Subject to the terms and conditions of this

Agreement, the Series B Holders agree to transfer to the shareholders of Amgentech, on a pro-rata basis, shares of SUGO’s Common Stock equal to 417,400,000 of SUGO’s post transaction issued and outstanding common shares, in exchange for one hundred percent (100%) of the issued and outstanding shares of Amgentech, Inc. (1000 shares) such that Amgentech, Inc. shall become a wholly owned subsidiary of SUGO.

All Series A shares will be cancelled by closing date/date of signature on this agreement.

2.

 REPRESENTATIONS AND WARRANTIES OF PURCHASER.

PURCHASER represents and warrants to Amgentech the following:

(A)

 Organization. PURCHASER is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in jurisdictions where it operates. All actions taken by the incorporators, directors, officers and shareholders of PURCHASER have been valid and in accordance with the laws of the State of Nevada.

(B)

Capital. The authorized capital stock of PURCHASER consists of 500,000,000 million shares of common stock of which at present 46,288,164 shares of common stock, $0.001 par value are issued and outstanding, and 83,480 shares of preferred B stock(converts 1 : 5000), $0.001 par value are issued and outstanding. Upon the closing of this transaction and with the conversion of the 83,480 shares of preferred B stock into 417,400,000 common stock, the issuance of the shares contemplated herein, there will be a total of 463,688,164 shares of common stock issued and outstanding. All such outstanding shares are, as of the date hereof, and at Closing, fully paid and non- assessable, free of all liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. Other than as proved herein, there are not now, and at Closing, there will not be, any outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating PURCHASER to issue or to transfer from treasury any additional shares of its capital stock. None of the outstanding shares of PURCHASER are subject to any stock restriction agreements. All of the shareholders of PURCHASER have valid title to such shares and acquired their shares in a lawful transaction and in accordance with the laws of the State of Nevada.

(C)

Outstanding Shares. PURCHASER certifies that: There are 46,288,164  shares or common stock outstanding.  There are 3,000 Series A stocks outstanding.  There are 83,480 Series/Preferred B stock outstanding.  All Series A stocks will be cancelled.

(D)

OTC Markets Listing. On the closing date the shares of Common Stock of SUGO shall be quoted on the OTCPK or such other exchange as may be agreed in writing.

(E)

Ability to Carry Out Obligations. PURCHASER has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by PURCHASER and the performance by PURCHASER of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which PURCHASER or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause PURCHASER to be liable to any party, or (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of PURCHASER or upon the securities of PURCHASER to be acquired by the shareholders of SUGO.

(F) Full Disclosure. None of the representations and warranties made by the PURCHASER, contains any untrue statement of a material fact, or omit any material fact the omission of which would be misleading under the circumstances by which it was made.

(G)

Business of the PURCHASER. The business of the PURCHASER is conducted in its entirety through SUGO, and there are currently no subsidiaries.

(H)

Compliance with Laws. To the best of its knowledge, PURCHASER has substantially complied with, and is not in material violation of any federal, state, or local statute, law, rule and/or regulation.

(I)

Litigation. With the exception of a default judgment for an account payable of about $6,800 which will be settled within 30 days of closing, PURCHASER is not (and has not been) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of PURCHASER, there is no basis for any such action or proceeding and no such action or proceeding is threatened against PURCHASER. PURCHASER is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

(J)

Conduct of Business. Prior to the closing, PURCHASER shall not conduct any activity whatsoever except in connection with this transaction and shall not:

i.

Sell, pledge, or assign any assets

ii.

Amend its Articles of Incorporation or Bylaws,

iii.

Declare dividends, redeem or sell stock or other securities,

iv.

Incur any liabilities,

v.

Acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party, or

vi.

Enter into any other transaction.

(K)

Corporate Documents. Copies of each of the following documents of PURCHASER, which are true complete and correct in all material respects, have been delivered to Amgentech:

Articles of Incorporation;

Bylaws;

Minutes of Shareholders Meetings; and

Minutes of Directors Meetings

Consents signed in lieu or meetings of Shareholders

Consents signed in lieu of meetings of Directors

Financial statements for the periods ending in 2014 and 2015

(L)

 Validity of Documents. All minutes, consents or other documents pertaining to PURCHASER to be delivered at or prior to closing shall be valid and in accordance with the laws of the State of Nevada.

(M)

 Title to Shares. Except as discussed herein, the shares to be issued pursuant to this Agreement will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. None of such shares are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such shares and, except as provided in this Agreement, PURCHASER is not a party to any agreement which offers or grants to any person the right to purchase or acquire any securities of PURCHASER. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the issuance of the shares, impair, restrict or delay any voting rights with respect to the shares.

The Parties hereto understand and acknowledge that the satisfaction of the terms and conditions of this Share Exchange are dependent, in part, upon the completion of due diligence to their mutual satisfaction.

3.

REPRESENTATIONS AND WARRANTIES OF Amgentech.  Amgentech represents and warrants to PURCHASER the following:

(A)

 Organization. Amgentech is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and has all the necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in the state of Florida.

(B)

Ability to Enter Into Agreement and Carry Out Obligations.   Amgentech has the right, power, and authority to enter into and perform its obligations under this Agreement.

4. DOCUMENTS TO BE DELIVERED AT CLOSING.

(A)

By PURCHASER:

i.

Board of Directors Minutes authorizing the issuance of shares of the PURCHASER to be issued pursuant to this Agreement.

ii.

The resignation of the current officers and directors of PURCHASER.

iii.

 A Board of Directors resolution appointing the following as officers directors of PURCHASER:

1.

Director:

2.

President:

3.

Secretary:

iv.

Certificate of Good Standing from the State of Nevada.

v.

All of the business and corporate records of PURCHASER, including but not limited to correspondence files, bank statements, income tax returns, checkbooks, savings account books, minutes of shareholder and directors meetings, financial statements, shareholder listings, stock transfer records, agreements and contracts.

vi.

Certificates representing 278,212,899 or 60% - whichever is greater of the control block shares of SUGO’s Common Stock will be issued to William Sanchez upon execution of this agreement/plan of exchange.

vii.

An indemnification agreement executed by SUGO in favor of

William Sanchez/TELCOCUBA, Inc. / AMGENTECH, Inc..

(A)

 By Amgentech:

i.

Delivery to SUGO, or to its Transfer Agent, of certificates representing 100% of the issued and outstanding common stock of Amgentech.

ii.

An indemnification agreement executed by William Sanchez/TELCOCUBA, Inc. /AMGENTECH, Inc. in favor of SUGO.

 5.

CONDITIONS PRECEDENT TO CLOSING.

PURCHASER’s obligations to carry out the terms of this Agreement and to complete its transactions contemplated under this Agreement are subject to the fulfillment to the satisfaction of Amgentech of each of the following conditions at or prior to the Time of Closing:

A.

Each of the Shareholders and SUGO (collectively, the “SUGO Group”) shall have complied with all of their respective covenants and agreements contained in this Agreement; and

B.

The SUGO Group shall transfer, or will cause to be transferred, to William Sanchez – Amgentech, Inc Sixty (60%) or 278,212,899, whichever is greater of the issued and outstanding SUGO Shares; and

C.

The representations and warranties of each of the SUGO Group contained in this Agreement or contained in any certificates or documents delivered by any of them pursuant to this Agreement shall be completely true as if such representations and warranties had been made as of the Time of Closing.

The conditions set forth above are for the exclusive benefit of Amgentech and may be waived by Amgentech in whole or in part at any time at or before the Time of Closing, as long as such conditions are waived in writing.

Amgentech obligation to carry out the terms of this Agreement and to complete the transactions contemplated under this Agreement are subject to the fulfillment to SUGO’s satisfaction of each of the following conditions at or prior to the Time of Closing:

i.

Amgentech shall have complied with all of its covenants and agreements contained in this Agreement; and

ii.

The representations and warranties of Amgentech contained in this Agreement or contained in any certificates or documents delivered by it pursuant to this Agreement shall be completely true and correct in all material respects as if such representations and warranties had been made by Amgentech as of the Closing Date; and

D.

Amgentech shall have obtained from each named executive officer a letter of resignation effective with the Closing (in the form reasonably acceptable to Amgentech); and PURCHASER shall have appointed persons nominated by Amgentech to its Board of Directors (the “Amgentech Representatives”); and

E.

PURCHASER shall have obtained from each member of its Board of Directors, excluding the Amgentech Representatives, a letter of resignation from the Board of Directors of PURCHASER effective with the Closing (in the form reasonably acceptable to Amgentech); and

F.

PURCHASER shall have received Board of Directors and shareholders approval for the amendment to the Articles of Incorporation and Bylaws (“Incorporation Documents”) satisfactory to Amgentech including the renaming of the company and approval of this Share Exchange; and

G.

PURCHASER shall have issued the Exchange Shares in accordance with this Agreement; and

H.

PURCHASER shall have satisfied is obligations to the transfer agent such that shares may be freely issued; and

 I.

PURCHASER shall be current, through June 30, 2015, with its filing obligations with the SEC and the OTC;

  6.

 MISCELLANEOUS PROVISIONS.

(A)

Expenses. Each party shall bear all of the legal, accounting and other costs and expenses incurred by it in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(B)

Further Assurances. From and after the date of this Agreement, each of the parties shall cooperate with one another, shall do and perform such actions and things, and shall execute and deliver such documents and instruments, as may be reasonable and necessary to effectuate the purposes and intents of this Agreement.

(C)

Governing Law. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Florida. If any action is brought between the parties with respect to this Agreement or otherwise, by way of a claim or counterclaim, the parties agree that in any such action, and on all issues related to this Agreement or otherwise, the parties irrevocably waive their right to a trial by jury. Exclusive jurisdiction and venue for any such action shall be the State Courts of Broward County, Florida. In the event suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal there from, it is agreed that the prevailing party shall be entitled to reasonable attorney’s fees at trial and all appellate levels.

(D)

Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and arrangements, both oral and written, between the parties with respect to such subject matter. This Agreement may not be amended or modified in any manner, except by a written instrument executed by each of the parties hereto.

(E)

Benefits; Binding Effect. This Agreement shall be for the benefit of, and shall be binding upon, the parties and their respective successors and assigns.

(F)

No Waivers. The waiver by either party of a breach or violation of any provision of this Agreement by the other party shall not operate nor be construed as a waiver of any subsequent breach or violation. The waiver by either party to exercise any right or remedy it may possess shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

(G)

Headings. The headings contained in this Agreement are for reference  purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions hereof.

(H)

Counterparts; Telecopier. This Agreement may be executed in any number of counterparts and by the separate parties in separate counterparts, and via Telecopier, scan, or email, each of which shall be deemed to constitute an original and all of which shall be deemed to constitute the one and the same instrument.

(I)

In further consideration of the representations and agreements contained in this Exchange Agreement of which this is a part, the Purchaser and its current Officers and Directors agrees to indemnify and hold harmless, Amgentech, Inc./TELCOCUBA Inc its affiliates, agents and employees, (collectively, “Indemnified Persons”) from and against,  claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively, “Liabilities”) (A) related to or arising out of (i) the Purchaser’s and its Officers, Directors, affiliates, agents and employees actions or failures to act (including statements or omissions made or information provided by the Purchaser or its agents) at any time during the period prior to the closing contemplated herein or (ii) actions or failures to act by an Indemnified Person with the Purchaser’s consent or in reliance on the Purchaser’s actions or failures to act in connection with the transaction(s) contemplated herein.

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement on the date first written above.

             Amgentech, Inc.

CaerVision Global, Inc

             TELCOCUBA Inc.

American Mineral Group

          By: _____________________

By:___________________________

          William J. Sanchez, President

            Erwin Vahlsing, Jr., President and CEO